ETERNAL ENERGY CORP. AND AMERICAN EAGLE ENERGY INC.
EXECUTE DEFINITIVE MERGER AGREEMENT

Littleton, Colorado; April 12, 2011 – Eternal Energy Corp. (OTCBB:EERG; “Eternal” or the “Company”) is pleased to announce today that American Eagle Energy Inc. and it have executed their definitive Agreement and Plan of Merger.  Both companies currently expect that, immediately following the closing of the merger, the resulting company, through a reverse split, will reduce the number of outstanding shares of common stock that will result from the merger.  In addition, the companies anticipate that the resulting company will file an application to list the common stock on a senior exchange.  The parties currently anticipate that the merger will close in early summer, following regulatory approval of Eternal’s anticipated filings and approval by American Eagle’s stockholders.

The ratio of stockholdings between the companies at the closing of the merger, exclusive of any presently outstanding options, will be 80% to the legacy stockholders of American Eagle and 20% to the legacy stockholders of Eternal.  Eternal engaged an investment banking firm experienced in the oil and gas industry and obtained its opinion that, if the closing of the merger occurred on April 11, 2011, the share ownership ratio of Eternal’s common stock between the stockholders of each company (without giving effect to the exercise of any outstanding options to purchase common stock of either company) would be fair from a financial point of view, to Eternal.

“Having taken this next major step in our corporate development, Eternal Energy is increasingly excited about the opportunity to merge its low-risk Bakken and Three Forks prospects in North Dakota (the Spyglass prospect) and in Saskatchewan (the Hardy project) with the significant acreage positions that American Eagle has acquired in the Alberta Bakken play and its other prospect inventory,” stated Brad Colby, the Company’s Chief Executive Officer and President.  “We expect that our combined assets and management teams will significantly increase stockholder value for all of our current stockholders.”

Eternal has formed a wholly-owned subsidiary into which American Eagle will merge.  Eternal will be the surviving entity of the merger.  The closing of the merger is subject to, among other items, (i) the registration of the common stock to be issued to the stockholders of American Eagle and (ii) the approval of the transaction by the stockholders of American Eagle.

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the Company, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  Persons are encouraged to read our Annual Report on Form 10-K for the year ended December 31, 2010 and our other documents subsequently filed with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this press release.  Interested persons are able to obtain free copies of filings containing information about the Company at the SEC’s internet site (http://www.sec.gov).  The Company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Brad Colby
President & CEO
Eternal Energy Corp.
303-798-5235